Exhibit 21
                             MCDONALD'S CORPORATION

                         SUBSIDIARIES OF THE REGISTRANT



     NAME OF SUBSIDIARY (STATE OR COUNTRY OF INCORPORATION)

     DOMESTIC SUBSIDIARIES

     McDonald's Australian Property Corporation (Delaware)
     McDonald's Deutschland, Inc. (Delaware)
     McDonald's Restaurant Operations, Inc. (Delaware)
     McDonald's Property Company Limited (Delaware)
     McDonald's System of France, Inc. (Delaware)

     FOREIGN SUBSIDIARIES

     McDonald's Restaurants of Canada Limited (Canada)
     McDonald's Australia Limited (Australia)
     McDonald's Properties (Australia) Pty., Ltd. (Australia)
     McDonald's Immobilien GmbH (Germany)
     McDonald's GmbH (Germany)
     McDonald's Restaurants Limited (England)
     McDonald's France, S.A. (France)
     McDonald's Restaurants Limited (Hong Kong)
     McDonald's Nederland B.V. (Netherlands)
     McDonald's Restaurants Co., Ltd. (Taiwan)
     Restco Comercio de Alimentos Ltda. (Brazil-Sao Paulo)
     Realco Comercio de Alimentos Ltda. (Brazil-Rio de Janeiro)
     _______________________

     The names of certain subsidiaries have been omitted as follows:
     (a) 47 wholly-owned subsidiaries of the Company, each of which operates one or more McDonald's restaurants within the United
          States.
     (b) Additional subsidiaries, including some foreign, other than those mentioned in (a), because considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.